Firstgold Announces Restructuring Agreement in Principle

July 20, 2009, Toronto - Firstgold Corp.  (TSX:FGD, OTCBB:FGOC)

Firstgold announced today that it has reached an agreement in principle with a new investor, the Xi'an, China headquartered NORTHWEST NON-FERROUS INTERNATIONAL INVESTMENT COMPANY LIMITED, to acquire the senior secured promissory notes currently held by Platinum Long Term Growth, LLC and Lakewood Group, LLC. As part of the transaction, Northwest has agreed to subscribe for common shares of Firstgold representing 51% of the outstanding common shares (after giving effect to the subscription) for US$9,500,000 and has also agreed to provide a US$5,500,000 loan facility to Firstgold to fund working capital. The transaction is subject to a number of conditions, including completion of confirmatory due diligence by Northwest to its satisfaction, negotiation and execution of all agreements and documents contemplated by the transaction, and obtaining all required government, regulatory and shareholder approvals.

In addition, Firstgold also announces the appointment of long time Firstgold director Terry Lynch to be Chief Executive Officer of Firstgold. Mr Lynch replaces Steve Akerfeldt who will remain a company director. Terry Lynch commented as follows:

“Everyone is well aware of the challenges we faced in getting our Relief Canyon mine into production. While consummating certain aspects of the transaction remains subject to the execution of additional documentation, we are obviously thrilled and excited by the new partnership presented through the proposed investment of Northwest in our company, including the acquisition of the secured debt by Northwest which is to take place on or about August 31, 2009.

Upon closing of the transaction, the current secured lenders have agreed to drop all legal actions against the company and its officers. I want to thank our secured lenders for their practical approach to resolving the legal dispute. It is in everybody’s best interests to place Relief Canyon back into production, and with our new partner going forward, we believe we will be able to achieve that goal over the coming months.

Prior to completing the Northwest transaction, Firstgold will be negotiating the elimination of certain unsecured debt and outstanding warrants by issuing common shares to the holders thereof. These negotiated settlements along with the proposed issuance of stock to Northwest will result in significant shareholder dilution to the 141,820,013 shares currently outstanding. Notwithstanding the dilution, all of our shareholders will, upon consummation of the transaction, own shares in a fiscally solvent company with excellent growth prospects both in Nevada and with our principal shareholder relationships in China. This is a very appealing opportunity; far better than any other opportunity presented to us in our three month search for a new buyer and/or investor. It is a new beginning which we believe will help the company grow and ultimately deliver significant shareholder value going forward”.

Mr. Sun Feng, Chairman of the Board of Northwest, commented as follows:

"Northwest looks forward to working with Firstgold to bring the business, technical and financial resources together that will complete development of the Relief Canyon project. We are also excited by the opportunities for Firstgold's future growth as we work to identify new opportunities and projects for future development. The complementary strengths of Northwest and Firstgold have great potential."

Over the last 24 months Firstgold has spent $16,000,000 developing a processing facility at Relief Canyon, located outside Lovelock, Nevada, on the site of the previously producing Pegasus Gold Mine. Additional information about Firstgold Corp. can be found by visiting its web site at www.firstgoldcorp.com.

Northwest Nonferrous International Investment Company Ltd.

Northwest Nonferrous International Investment Company Ltd. is 100% owned by the Northwest Mining and Geological Exploration Group Co. for Nonferrous Metals (NWME) and is based in Xi’an city of Shaanxi province, China.  NWME has more than 6,000 employees including 800 geologists, technologists and engineers.

NWME is one of the top five exploration and mining Bureaus in China amongst around 100 provincial Bureaus in terms of revenue and technical capacity.  NWME was one of the first Bureaus in China to conduct exploration projects in partnership with overseas companies. In 2007, NWME incorporated a joint venture with Yukon Nevada Gold Corporation to carry out exploration on new acquisitions. In 2008, NWME, in partnership with Jinduicheng Molybdenum Group Co., Ltd., acquired Yukon Zinc Corporation. Additional information about NWME can be found by visiting its web site at http://www.nwme.com.cn/en/index.asp.

Legal Advisers

Stikeman Keeley Spiegel Pasternack LLP and Duncan Linn & Wade are the legal advisers to Firstgold. Northwest is represented by Davies Ward Phillips & Vineberg LLP.

Safe Harbor Statement

The matters discussed in this release contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended that involve risks and uncertainties. Although Firstgold Corp. believes that the expectations reflected in such forward-looking statements are reasonable, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Firstgold Corp. cautions investors that any forward-looking statements made by Firstgold Corp. are not guarantees of future performance and that actual results may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those reflected in forward-looking statements include, but are not limited to, risks and uncertainties regarding the actual mineralization of Firstgold Corp.'s mining properties, the unproven nature of and potential changes to Firstgold Corp.'s business model, the risk that the capital and other resources that Firstgold Corp. will need to exploit its business model will not be available, and the risks discussed in Firstgold Corp.'s Form 10-K and in Firstgold Corp.'s 10-Qs and in Firstgold Corp.'s other filings with the Securities and Exchange Commission.

Cautionary Note to U.S. Investors - The United States Securities and Exchange Commission permits U.S. mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms on this website (or press releases), such as "measured," "indicated," and "inferred" "resources," which the SEC guidelines strictly prohibit U.S. registered companies from including in their filings with the SEC. U.S. Investors are urged to consider closely the disclosure in our reports filed with the SEC which may be secured from the SEC, or from their website at http://www.sec.gov/edgar.html

Website: www.FirstgoldCorp.com

Email: info@firstgoldcorp.com